Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of March 21, 2017, by and between Retail Opportunity Investments Corp., a Maryland corporation (the “Company”), and Richard K. Schoebel, residing at the address set forth on the signature page hereof (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated December 9, 2009; and

WHEREAS, the Company and the Executive wish to continue the employment relationship on the terms set forth below.

Accordingly, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                  Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of March 21, 2017 (the “Commencement Date”) and continuing for a four (4) year period, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue for successive one-year (1) periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless the Company notifies the Executive of non-renewal in writing six (6) months prior to the expiration of the initial term and each annual renewal, as applicable (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

2.                  Duties. During the Term, the Executive shall be employed by the Company as Chief Operating Officer, and, as such, the Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Chief Executive Officer of the Company. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder; provided, however, that the Executive may engage in other activities for the Executive’s own account while employed hereunder, including, without limitation, charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of the Executive’s duties hereunder.

3.                  Compensation.

3.1              Salary. The Company shall pay the Executive during the Term a salary at the rate of $390,000 per annum, in accordance with the customary payroll practices of the Company applicable to senior executives. At least annually, the Board of Directors of the Company (the “Board”) shall review the Executive’s Annual Salary and may provide for increases therein as it may in its discretion deem appropriate (such annual salary, as increased, the “Annual Salary”).

3.2              Bonus. During the Term, in addition to the Annual Salary, for each fiscal year of the Company ending during the Term, the Executive shall receive an annual bonus of between 0% and 125% of Annual Salary, as determined in accordance with the terms of the annual bonus program approved by the Compensation Committee of the Board, and based on both the Executive’s performance and the performance of the Company (the “Annual Bonus”). Each Annual Bonus shall be paid in the fiscal year following the year for which such bonus is awarded, and in any event shall be paid within 30 days after the financial statements for such prior fiscal year are finalized.

3.3              Benefits - In General. Except with respect to benefits of a type otherwise provided for under Section 3.4, the Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, equity incentive plans, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.4              Specific Benefits. Without limiting the generality of Section 3.3, the Executive shall be entitled to vacation of twenty (20) business days per year (to be taken at reasonable times in accordance with the Company’s policies) and an automobile allowance of $1,500 per month.

3.5              Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive submits proof of such expenses, with the properly completed forms as prescribed from time to time by the Company in accordance with the Company’s policies, plans and/or programs.

4.                  Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If there is a determination by the Company that the Executive has become physically or mentally incapable of performing his duties under the Agreement and such disability has disabled the Executive for a cumulative period of one hundred eighty (180) days within a twelve (12) month period (a “Disability”), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Notwithstanding the foregoing, prior to a termination of the Executive’s employment due to Disability, the Executive may require that an independent physician acceptable to both the Company and the Executive be engaged (at the expense of the Company) to determine if the Executive has suffered a Disability (as defined under this Agreement). Upon termination of employment due to death or Disability (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive, in a lump sum payment (subject to Section 7.16 of this Agreement) within thirty (30) days following the Executive’s termination of employment, (A) Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) (the “Accrued Obligations”), and (B) (x) the Executive’s Annual Salary and (y) an amount equal to the average of the Annual Bonuses awarded to the Executive for the last two years immediately preceding the year in which the Executive’s employment is terminated, provided, however, that if no Annual Bonus is awarded to the Executive for the year (or two years) preceding the year in which the Executive’s employment is terminated, the Executive will be entitled to a minimum bonus equal to 50% of the Executive’s Annual Salary (i.e., initially $195,000); (ii) for a period of twelve (12) months after the termination of the Executive’s employment, such continuing medical and dental benefits under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) in the absence of such termination (such benefits, “Continuing Health Benefits”); (iii) all outstanding unvested equity-based incentives and awards held by the Executive shall thereupon vest and become free of restrictions and be exercisable in accordance with their terms; and (iv) the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder. In the event the Company decides, in its sole discretion, to acquire a life insurance policy on the life of the Executive, the Executive may (or may not, in the Executive’s sole discretion) agree to cooperate and provide all information reasonably necessary for the Company to acquire such life insurance policy.

5.                  Certain Terminations of Employment.

5.1              Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a)                For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)                 deliberate misrepresentation in connection with, or willful failure to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials;

(ii)               failure to perform his material duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) which failure continues for a period of thirty (30) business days after written demand for corrective action is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not performed his duties;

(iii)             conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of the Company’s property for personal purposes;

(iv)             public disparagement of the Company, its officers, trustees, employees or partners;

(v)               soliciting any existing employee of the Company above the level of an administrative assistant to work at another company; or

(vi)             the commission by the Executive of a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

provided that the Company shall not be permitted to terminate the Executive for Cause (A) with respect to any of the events described in clause (i), (ii), (iii) or (vi) above unless and until the Executive has been given written notice specifying in detail the circumstances giving rise to the alleged cause, and the Executive shall have failed, within thirty (30) days after such notice, to remedy the alleged cause, and (B) except on written notice given to the Executive at any time not more than 30 days following the occurrence of any of the events described in clause (iv) or (v) above (or, if later, the Company’s knowledge thereof).

(b)               The Company may terminate the Executive’s employment hereunder for Cause, and the Executive may terminate his employment on at least thirty (30) days’ written notice. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not covered by Section 4, 5.2 or 5.3, (i) the Executive shall receive Annual Salary, Annual Bonus for the preceding fiscal year (if unpaid), and other benefits (but, in all events, and without increasing the Executive’s rights under any other provision hereof, excluding any bonuses not yet paid) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment), and (ii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5.2              Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a)                For purposes of this Agreement, “Good Reason” shall mean the following, unless consented to by the Executive:

(i)                 any material breach of this Agreement by the Company which shall include, but not be limited to (A) a material, adverse alteration in the nature of the Executive’s duties, responsibilities or authority; and (B) upon a Change of Control (as defined under Section 5.3(c)), the Executive no longer serves as the chief operating officer of the top tier entity in the consolidated group of companies which includes the Company (or any successor to the Company);

(ii)               a reduction in the Executive’s Annual Salary as in effect at the time in question, or a failure to pay such amounts when due which is not cured within thirty (30) days after written notice;

(iii)             if the Company relocates the Executive’s office to any place other than San Diego, California;

(iv)             a change in the Executive’s direct reporting to anyone other than the Chief Executive Officer of the Company; or

(v)               the Executive’s receipt of a notice of non-renewal from the Company in accordance with Section 1 above.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof is given no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b)               The Company may terminate the Executive’s employment at any time for any reason or no reason. The Executive may terminate the Executive’s employment with the Company at any time for any reason or no reason, and for Good Reason under this Section 5.2. If the Company terminates the Executive’s employment and the termination is not covered by Section 4, 5.1 or 5.3, or the Executive terminates his employment for Good Reason and the termination by the Executive is not covered by Section 5.3, or upon expiration of the Term if the Company has notified the Executive of non-renewal of this Agreement under Section 1, above, (i) the Executive shall be entitled to receive, in a lump sum payment (subject to Section 7.16 of this Agreement) within thirty (30) days following the Executive’s termination of employment, (A) the Accrued Obligations, and (B) (x) two times Annual Salary and (y) two times the average of the Annual Bonuses awarded to the Executive for the last two years immediately preceding the year in which the Executive’s employment is terminated (to the extent applicable), provided, however, that if no Annual Bonus is awarded to the Executive for the year (or two years) preceding the year in which the Executive’s employment is terminated, the Executive will be entitled to a minimum bonus equal to 50% of the Executive’s Annual Salary (i.e., initially two times $195,000); (ii) for a period of eighteen (18) months after the termination of the Executive’s employment, Continuing Health Benefits; (iii) all outstanding unvested equity-based incentives and awards held by the Executive shall thereupon vest and become free of restrictions and be exercisable in accordance with their terms; and (iv) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5.3              Change in Control.

(a)                In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason within 12 months of a Change of Control (as defined under Section 5.3(c)), the Executive shall be entitled to the same payments and benefits as provided in Section 5.2(b) hereof.

(b)               If the Executive’s employment is terminated pursuant to Section 5.2 or 5.3(a), then if any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a “parachute payment”, alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive from the Company which is deemed to constitute a “parachute payment” (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments and benefits shall be payable either (i) in full or (ii) in such lesser amount as would result in no portion of any payments or benefits to the Executive being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing options (i) or (ii) results in the Executive’s receipt, on an after-tax basis, of the greater amount of payments and benefits. To the extent the Executive would receive a reduced amount pursuant to this Section 5.3(b), the Executive’s payments and benefits shall be reduced, to the extent necessary, by first cancelling cash payments under this Agreement, then any other cash payments, and then cancelling the acceleration of vesting of equity awards. “Parachute payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The amount of any payment under this Section 5.3(b) shall be computed by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive.

(c)                For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i)                 any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any employee benefit plan sponsored by the Company, becomes the “beneficial owner”, as such term is used in Section 13 of the Exchange Act (irrespective of any vesting or waiting periods) of (A) common shares in an amount equal to thirty percent (30%) or more of the sum total of the common shares issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction; provided, however, that in determining whether a Change in Control has occurred, outstanding shares or voting securities which are acquired in an acquisition by (x) the Company or any of its subsidiaries or (y) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries shall not constitute an acquisition which can cause a Change in Control;

(ii)               the consummation of the dissolution or liquidation of the Company;

(iii)             the consummation of the sale or other disposition of all or substantially all of its assets in one (1) or more transactions; or

(iv)             a turnover, during any two (2) year period, of the majority of the members of the Board, without the consent of the majority of the members of the Board as to the appointment of the new Board members.

5.4              Release. Any rights to compensation or benefits under Section 4, 5.2 or 5.3 of this Agreement are subject to the Executive’s continued compliance with the provisions of Section 6 and the Executive’s execution and delivery of a general release of claims in favor of the Company and its affiliates in substantially the form attached hereto as Exhibit A (the “Release”) on the 30th day following the termination date and the Executive’s non-revocation of the Release within the time period provided therein. If the Executive fails to timely execute and deliver such Release, the Executive shall forfeit all payments (other than payments in respect of Accrued Obligations) described under this Agreement.

6.                  Covenants of the Executive.

6.1              Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is to invest in, acquire (either directly or through debt acquisitions), own, lease, reposition and manage a diverse portfolio of necessity-based retail properties, including, but not limited to, well located community and neighborhood shopping centers, anchored by national or regional supermarkets and drugstores (such businesses, and any and all other businesses in which, at the time of the Executive’s termination, the Company is actively and regularly engaged or actively pursuing, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is national in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:

(a)                By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the date hereof and ending one (1)  year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates for any reason (including the expiration of the Term of this Agreement under Section 1) (the “Restricted Period”), he shall not directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, (i) engage in any element of the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its affiliates, (ii) render any services related to the Business to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any element of the Business, or (iii) render services related to the Business to any person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own 1% or more of any class of securities of such entity.

(b)               During and after the Term, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all non-public confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. Notwithstanding the foregoing, the Executive may disclose Confidential Company Information to his attorneys (for the purpose of seeking legal advice), to his accountants (for the purposes of seeking professional advice), to his immediate family members whom the Executive agrees will not divulge such information to any other party, and in response to a subpoena; court, regulatory, or arbitral order; or other valid legal process.

(c)                During the Restricted Period, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee, agent or independent contractor thereof or (ii) hire (on behalf of the Executive or any other person or entity) any employee who has left the employment of the Company or any of its affiliates within the one-year period which follows the termination of such employee’s employment with the Company and its affiliates. From the date hereof and during the Restricted Period, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, solicit for a competing business or intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates for a competing business, any person who during the Term is or was a customer, client, agent, or independent contractor of the Company or any of its affiliates.

(d)               All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive containing Confidential Company Information (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company. This section shall not apply to materials that the Executive possessed prior to his business relationship with the Company, to the Executive’s personal effects and documents, and to materials prepared by the Executive for the purposes of seeking legal or other professional advice.

(e)                While the Executive’s non-compete obligations under Section 6.1(a) are in effect, neither the Company nor the Executive shall publish any statement or make any statement under circumstances reasonably likely to become public that (i) with respect to statements by the Executive, is critical of the Company or any of its affiliates, or in any way otherwise maligning the Business or reputation of the Company or any of its affiliates or (ii) with respect to statements by the Company, is critical of the Executive or in any way otherwise maligning the reputation of the Executive, in either of the foregoing instances unless otherwise required by applicable law or regulation or by judicial order.

6.2              Rights and Remedies upon Breach.

(a)                The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 or any subparts thereof (individually or collectively the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1 or any subpart thereof, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

(b)               The Executive agrees that the provisions of Section 6.1 of this Agreement and each subsection thereof are reasonably necessary for the protection of the Company’s legitimate business interests and if enforced, will not prevent the Executive from obtaining gainful employment should his employment with the Company end. The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable as drafted. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

7.                  Other Provisions.

7.1              Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects as drafted. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2              Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3              Enforceability; Jurisdiction; Arbitration.

(a)                The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

(b)               Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the employment arbitration rules and procedures of the American Arbitration Association, before an arbitrator experienced in employment disputes who is licensed to practice law in the State of New York. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

7.4              Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to:

Retail Opportunity Investments Corporation
8905 Towne Centre Drive, # 108
San Diego, CA 92122
Attention:
with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019-6131
Attention: Jay Bernstein

(ii)	If to the Executive, to:

[Address as noted on signature page]

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5              Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.6              Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7              GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

7.8              Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder, provided that the successor or purchaser agrees, as a condition of such transaction, to assume all of the Company’s obligations hereunder.

7.9              Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.12          Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7.3, 7.9 and 7.14, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 6, 7.3, 7.9 and 7.14), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.13          Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.14          Indemnification. The Company shall cause the Executive (together with other officers and directors) to be indemnified for any actions taken or omissions made within the scope of his employment to the fullest extent provided under the Company’s bylaws, operating agreements, and directors and officers liability insurance (which the Company agrees to maintain throughout the Term), with coverage in such amounts as are generally provided by similarly situated employers in the Business. The Company shall continue to indemnify the Executive as provided above and maintain such liability insurance coverage for the Executive, after the Term has ended for any claims that may be made against him with respect to actions taken or omissions made within the scope of the Executive’s employment or service as an officer or trustee of the Company.

7.15          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.16          Section 409A Compliance. Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Code, are intended to comply with the requirements of Section 409A. To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s termination of employment with the Company, (i) the Company’s securities are publicly traded on an established securities market; (ii) the Executive is a “specified employee” (as defined in Section 409A); and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to the Executive) that are not paid within the short-term deferral rule under Section 409A (and any regulations thereunder) or within the “involuntary separation” exemption of Treasury Regulation § 1.409A-1(b)(9)(iii). Such deferral shall last until the date that is six (6) months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A). Any amounts the payment of which are so deferred shall be paid in a lump sum payment within ten (10) days after the end of such deferral period. If the Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death. Notwithstanding anything to the contrary herein, for purposes of determining the Executive’s entitlement to the payment or receipt of amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the Executive’s employment shall not be deemed to have terminated unless and until the Executive incurs a “separation from service” as defined in Section 409A of the Code. For purposes of Section 409A, any payment to be made after receipt of an executed and irrevocable waiver and release of claims within any specified period, in which such period begins in one taxable year of the Executive and ends in a second taxable year of the Executive, will be made in the second taxable year. Each installment of any payments or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A shall be deemed to be a separate payment for purposes of Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

Retail Opportunity Investments Corp.

By:	/s/ Stuart A. Tanz
Name:	Stuart A. Tanz
Title:	Chief Executive Officer

/s/ Richard K. Schoebel
Richard K. Schoebel

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this ___ day of ____________, 20__, between Retail Opportunity Investments Corp. and any successor thereto (collectively, the “Company”) and ____________________ (the “Executive”).

The Executive and the Company agree as follows:

1.                  The employment relationship between the Executive and the Company terminated on ________________ (the “Termination Date”).

2.                  In accordance with the employment agreement, dated _________, between the Executive and the Company, as it may be amended from time to time (the “Employment Agreement”), the Executive is entitled to receive certain payments and benefits after the Termination Date.

3.                  In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company and its shareholders, parents, affiliates, subsidiaries, divisions, any and all of its or their current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, including, without limitation, any claims the Executive may have arising from or relating to the Executive’s employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq.; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract, covenant, public policy, tort or otherwise.

4.                  The Executive acknowledges that the Executive is waiving and releasing any rights that the Executive may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise after the effective date of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has at least twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time in which case the Executive waives all rights to the balance of the 21 day review period; (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered by hand or by mail to an individual designated by the Company to receive such writing (signature of receipt required), and this Release shall not become effective or enforceable until the revocation period has expired; and (iv) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. If the Executive has not returned the signed Release within the time permitted, then the offer of payments and benefits set forth in the Employment Agreement will expire by its own terms at such time.

5.                  This Release does not release the Released Parties from (i) any obligations due to the Executive under the Employment Agreement, or under this Release, (ii) any vested rights the Executive has under the Company’s employee benefit plans in which the Executive participated, (iii) any rights or claims that arise from actions or omissions after the date of execution by the Executive of this Release, (iv) any rights that cannot be waived as a matter of applicable law, or (v) any rights to indemnification the Executive may have under any indemnity agreement, applicable law, the by-laws, certificate of incorporation, or other constituent document of the Company or any of its affiliates or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

6.                  This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

7.                  The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company on the Termination Date.

8.                  The Executive shall continue to be bound by Section 6 of the Employment Agreement.

9.                  This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts or laws principles thereof.

10.              This Release and the Employment Agreement represent the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.              Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

12.              The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

[The remainder of this page intentionally left blank.]

The parties to this Release have executed this Release as of the day and year first written above.

Retail Opportunity Investments Corp.

By:

Name:
Title:

/s/ [Executive]
[Executive]